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                                                                   EXHIBIT 10.17



                                  [LETTERHEAD]


February 20, 2003



By Overnight Mail

Richard A. Stratton
827 Apple Ridge Road
Franklin Lakes, NJ 07417

Re: Your Retirement

Dear Dick:

         I am saddened by your impending retirement from Nabors. I will have many occasions still to thank you for your numerous contributions over the years, but please know that I truly appreciate your friendship, your hard work, and your dedication in helping to build Nabors into what it is today.

         This letter will describe the agreement we have reached regarding your retirement. Please review the understanding described below and, if it correctly describes our agreement, please sign both copies of this letter below where indicated and return one copy to me.

         1. Resignation. Effective as of the date of this letter (your "Retirement Date"), you resign as an officer, director, employee, trustee, partner, fiduciary, member and any and all other positions held with Nabors Industries Ltd. ("Nabors Bermuda"), Nabors Industries, Inc. ("Nabors Delaware"), and any and all of their subsidiaries and affiliates.

         2. Payments and Benefits. In consideration for your agreements described in this letter, Nabors Bermuda and/or Nabors Delaware will pay you bi-weekly payments through September 30, 2007, each in the gross amount of Twelve Thousand, Five Hundred Seventy-Six Dollars and Four Cents ($12,576.04). These payments will be paid in accordance with the company's normal payroll cycle and we will withhold required tax deductions. The amount of payments may be adjusted from time to time by mutual agreement.

         3. Business Expenses. Please submit any outstanding business expenses as soon as reasonably practicable. In the future, you should obtain either my or Tony Petrello's approval before incurring any business expenses on behalf of the company.

         4. Benefit Plans. Except as described in this letter or required by law, all benefit plans to which you are a party because of your employment shall no longer be applicable to you and any benefits available to you will terminate, as of your Retirement Date.

                  a. Nabors Industries Retirement Savings Plan (the "Retirement Savings Plan") - You are entitled to a distribution of your account and one hundred percent (100%) of any applicable matching account. You have the option of leaving both your

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Richard A. Stratton
February 20, 2003
Page 2


         and company matching accounts in the Retirement Savings Plan in accordance with the terms of the plan. If you elect to receive a distribution, you should complete and return the Final Distribution Form which will be provided.

                  b. Nabors Industries Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") - You are entitled to a distribution of your account and one hundred percent (100%) of any applicable matching account. Your distribution from the Deferred Compensation Plan will be a lump sum payment and will be made within ninety (90) days of the Retirement Date. Your balance in the Deferred Compensation Plan as of December 31, 2002 was Eight Hundred Eighty Four Thousand Seven Hundred Forty Seven Dollars and Seventy-Two cents ($884,747.72).

                  c. Nabors Industries Group Insurance Plan (the "Group Insurance Plan") - You, your spouse and eligible children will be entitled to participate under the medical and dental portions of the Group Insurance Plan so long as you are receiving the payments described in paragraph 2 of this letter. Your participation will be solely at your cost and expense, which we agree shall be an amount equal to the amount charged from time to time to individuals electing continuation of insurance coverage in accordance with the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). As of the date of this Agreement, those amounts are $1,122.52 per month (medical) and $121.17 per month (dental) for an employee, spouse and three children.

         At any time during which you are receiving the payments described in paragraph 2 and at Nabors Bermuda's or Nabors Delaware's sole option, we may arrange for individual insurance policies for you and your family providing benefits that are reasonably comparable to those provided under the Group Insurance Plan. The cost of such individual policies shall be borne by you, but you will not be responsible for any costs associated with such policies to the extent that the costs are in excess of the amounts charged from time to time to individuals electing continuation of insurance coverage under the Group Insurance Plan in accordance with COBRA (it being our intention that Nabors Bermuda and/or Nabors Delaware will be responsible for any excess costs). The term of such policy shall not be less than the period of time during which you are receiving the payments described in paragraph 2, plus an additional eighteen months (the additional 18 months is intended to place you in the same position as you would be in if you elected COBRA at the end of the period of time during which you were covered by the Company plan).

         At any such time as you are no longer covered under the Group Insurance Plan, you will be entitled to continue health care coverage in accordance with COBRA. A notice outlining your health care continuation rights will be sent to your home address.

         5. Stock Options. Notwithstanding any provision to the contrary, you shall be entitled to exercise your stock option awards pursuant to the terms of their initial award, as amended or modified from time to time prior to the date of this letter. Our records reflect the following options outstanding:

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Richard A. Stratton
February 20, 2003
Page 3

              Grant           Expiration              Options                Exercise
              Date              Date                Outstanding                Price
            --------          ----------            -----------               -------
            12-11-98            7-22-07                 93,750                $12.50
            12-11-98             1-9-08                172,500                $12.50
            12-11-98            7-22-07                196,875                $12.50
            12-30-98           12-30-08                300,000                $12.625
             8-23-99            8-23-09                 14,000                $28.125
             8-23-99            8-23-09                 23,400                $28.1875
             8-23-99            8-23-09                 50,100                $28.25
             12-7-99            12-7-09                250,000                $24.75
             9-21-00             1-7-07                315,943                $46.50
             12-4-00            12-4-10                250,000                $45.55
             1-22-02            1-22-12                400,000                $27.05


         6. Repayment of Loan. You acknowledge that you are indebted to Nabors Delaware in the principal amount of $104,375 pursuant to a demand note dated as of June 11, 1990. You agree to repay the full amount of the loan as soon as reasonably practicable.

         7. Split Dollar Life Policy. You acknowledge that you are a party to a Split-Dollar Life Insurance Agreement dated August 3, 1998 (the "Split-Dollar Agreement") related to the The Equitable Policy Number 45258640 (the "Policy") and that the Policy has been collaterally assigned to Nabors Drilling USA, Inc. As of the date hereof, the amount of the premiums advanced by Nabors Delaware and/or Nabors Bermuda is $286,333 (the "Corporate Portion"). You are aware that we have not made premium payments under the policy recently because of concern that such payments might violate recent legislation. We agree that we will treat you the same as other senior executives having such policies with respect to future payments of the corporate portion of premiums so long as you are receiving the bi-weekly payments described on Exhibit A. We agree that the Split-Dollar Agreement and the documents evidencing the assignment of the Policy, and each of the parties obligations under those agreements, shall survive your retirement and this letter. We further agree and acknowledge that Nabors Bermuda, Nabors Delaware or a Company Affiliate shall receive the "Corporate Portion" described in the Split-Dollar Agreement upon the earlier to occur of the events described in paragraph 6(b)(i) or 6(b)(ii) of the Split-Dollar Agreement.

         8. Release and Waiver of Claims. In return for the Payments, you hereby release and forever discharge Nabors Bermuda, Nabors Delaware, and each of their owners, officers, employees, former employees, shareholders, directors, partners, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with Nabors Delaware and/or Nabors Bermuda (collectively, "Company Affiliates") of and from all claims, obligations, agreements, contracts, or other liabilities of any kind or character (including without limitation your Employment Agreement dated as of October 1, 1996, as amended from time to time) whether known or hereafter discovered, arising from or in any way connected with or related to your employment with Nabors Delaware and/or Nabors Bermuda and any Company Affiliate, but excluding any benefits which you are entitled to receive under any Nabors Delaware and/or Nabors Bermuda plan or Company Affiliate plan that is a qualified plan under IRC Section 401(a) or is a group health plan

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Richard A. Stratton
February 20, 2003
Page 4

subject to COBRA, to the extent you properly elect and pay for such COBRA continuation coverage.

The foregoing release is not intended to, and does not, release any claims you may have, now or in the future, for indemnity, including but not limited to indemnification under any indemnification agreement by and between you and Nabors Bermuda and/or Nabors Delaware, and/or for coverage under any directors and officers ("D&O") insurance policy for acts or decisions or omissions to act by you while performing services for Nabors Bermuda, Nabors Delaware, or any Company Affiliate as an employee, officer, director, or in any other capacity.

         9. Other Agreements.

         Our agreement described in this letter will be governed by the laws of the State of Texas. This letter constitutes the entire agreement between us and supersedes any and all prior understandings, agreements or correspondence. This agreement may only be modified in a writing signed by the parties.

         For a period of five years from the date of this letter, you agree that you will not accept any employment with, or render any services to, any person, firm or corporation that competes with Nabors Bermuda, Nabors Delaware, or any Company Affiliate. You agree that we may cease making the Payments described in this letter if you do not abide by this paragraph.

         If any provision of this letter shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this letter shall not in any way be affected or impaired thereby. Any disputes arising in connection with this letter shall be resolved through binding arbitration pursuant to the Nabors Dispute Resolution Program.

         If the foregoing correctly describes our agreement, please sign both copies where indicated below and return one fully signed copy to me.

         With best regards.

                                                    Sincerely yours,


                                                    /s/ Eugene M. Isenberg
                                                    ---------------------------
                                                    Eugene M. Isenberg



AGREED AND ACKNOWLEDGED:



/s/ Richard A. Stratton
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Richard A. Stratton